Exhibit 99(a)

For Release:	6:30 a.m. ET, July 16, 2004	Contact: Claudia Baucus
(248) 813-2942
claudia.baucus@delphi.com

DELPHI REPORTS SOLID SECOND QUARTER RESULTS

GAAP earnings grow 49 percent compared to year-ago levels
Non-GM revenues grow 23 percent to record high
Operating cash flow up 36 percent year-over-year

     TROY, Mich. — Delphi Corp. (NYSE: DPH) today reported Q2 2004 revenues of $7.5 billion, up 6 percent compared with the same period in 2003, driven by 23 percent growth in non-GM sales. Strong revenue growth and continued structural cost improvements contributed to Delphi’s GAAP net income of $131 million or $0.23 per share, compared to Q2 2003 net income of $88 million or $0.16 per share. On a pro-forma basis(1), earnings were $156 million or $0.28 per share, in line with the First Call estimate. The company generated $469 million in operating cash flow(2), up from $344 million in Q2 2003.

     “Delphi’s aggressive customer diversification drove non-GM sales to a record 45 percent of Q2 revenues due particularly to high-tech product portfolio sales, global expansion and adjacent market growth, principally consumer electronics,” said J.T. Battenberg III, Delphi’s chairman, president and chief executive officer. “We are seeing this revenue growth translate into strong operating cash flow which grew 36 percent this quarter compared to Q2 2003.”

2004 Q2 Financial Highlights

•	Revenue of $7.5 billion, up 6 percent from $7.1 billion in Q2 2003.

•	Non-GM business increased to a record 45 percent of Q2 revenues, compared to year-ago levels of 39 percent. Non-GM revenue for the quarter reached an all-time high of $3.4 billion, up 23 percent from $2.8 billion in Q2 2003 (up 20 percent excluding the impact of foreign exchange).

•	GAAP net income of $131 million or $0.23 per share, compared to Q2 2003 net income of $88 million or $0.16 per share. Earnings for the quarter include a $12 million reduction of income tax reserves associated with the substantial completion of the 1999/2000 U.S. federal tax audit and the impact of $37 million after-tax charges related to previously announced restructuring plans. Excluding these items, pro-forma earnings grew 77 percent year-over-year to $156 million.

•	Operating cash flow(2) was $469 million, up 36 percent from $344 million in Q2 2003.

- more -

     “Delphi maintained its track record of strong operating cash flow generation, demonstrating our operational strength,” said Alan Dawes, Delphi vice chairman and chief financial officer. “The company generated $469 million in operating cash flow(2) for the quarter driven by higher earnings, improvements in accounts receivables and capital spending efficiencies. Delphi’s strong operating cash flow allowed us to strengthen the balance sheet through pension contributions as well as fund ongoing restructuring activities.”

Restructuring Update

     In Q2, Delphi made additional progress on restructuring activities announced in October 2003, which anticipated total charges of $807 million pre-tax over 15 months. In Q2 2004, Delphi recorded $46 million in pre-tax charges primarily relating to high-wage U.S. hourly workforce reductions.

     “During the quarter, Delphi reduced its U.S. hourly workforce by 1,175, bringing our total reductions to 4,925 against our goal of 5,000 by year end,” Dawes said. “We have met the salaried and global headcount reductions, and we expect to exceed planned U.S. hourly headcount reductions by 500 to 1,000 through additional attrition by year end. We anticipate the additional U.S. hourly attrition will result in $15 million of additional costs. On balance, this additional attrition will not result in further one-time costs as they will be compensated by the favorable $12 million tax item. Total charges remaining for planned restructuring activities are expected to be $70 million pre-tax.”

2004 Q2 Business Highlights

     Highlights disclosed during Q2 2004 include:

•	CONSUMER ELECTRONICS — During the quarter, Delphi reached the 1 million mark in sales of portable satellite radio receivers to retailers. In total, Delphi has sold 2.6 million receivers including both retail and original equipment radios. Also during Q2, Delphi and XM Satellite Radio introduced the new Delphi XM “Roady2"™ — an all new plug-and-play satellite radio receiver. The unit also has a built-in wireless FM adapter for easy connection to any car or home radio and is the first receiver to display up to 20 customized stock quotes. In addition, Delphi introduced the Delphi XM SKYFi™ Marine Kit, the industry’s first plug & play satellite radio package for marine applications, designed to be compatible with the Delphi XM SKYFi.

- more -

•	LABOR — In April, Delphi and the International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America, UAW, finalized a seven-year supplement to the 2003 UAW-Delphi National Agreement, setting new-tiered wage and benefit levels for future hires. The new levels should improve Delphi’s long-term competitiveness and help secure future business in certain U.S. facilities. The supplement’s tiered wages and benefits bring to UAW Delphi sites the approach used elsewhere in Delphi, as well as other automotive companies.

•	AWARDS — During the quarter, Delphi ranked No. 1 in automotive technological strength for the second straight year, according to an annual industry study by Technology Review, MIT’s magazine of innovation. In the study of 111 automotive companies, Delphi was found to have the strongest intellectual-property power based on the company’s patent portfolio. Also in Q2, Delphi received the Honda Delivery Award for performance and delivery to Honda facilities. In addition, Delphi’s Bangalore, India facility earned two Toyota supplier awards and three certificates for achieving excellent quality and delivery.

•	ADJACENT MARKETS — Delphi continued its diversification into adjacent markets with the following announcements:

•	Medical Systems — Delphi Medical Systems Corp. recently signed a licensing agreement with Switzerland-based medical device company Debiotech, S.A. to manufacture and market Debiotech’s ambulatory intravenous (IV) pump, its associated disposables and accessories.

•	Commercial Vehicles — Delphi was selected by the U.S. Department of Energy to help develop a solid oxide fuel cell (SOFC) auxiliary power unit (APU) for long-haul trucks and other commercial vehicles. The program objective is to develop, construct and validate an SOFC APU system to help reduce truck idling, save fuel and reduce emissions.

Q2 2004 Financing Activities

     During the quarter, Delphi successfully renewed $3 billion of revolving credit facilities including a $1.5 billion 364-day facility and a $1.5 billion 5-year facility, with bank commitments significantly exceeding the $3 billion target. Additionally during Q2, Delphi repaid a $500 million bond maturity, which was previously pre-funded through a $500 million bond issuance in Q3 2003.

     Also in Q2, Delphi made a planned $600 million contribution to fund U.S. pensions.

- more -

2004 First Half Financial Highlights

•	Revenue for 1H 2004 was $15.0 billion as compared to $14.3 billion for the same period in 2003.

•	GAAP net income for 1H 2004 was $185 million or $0.33 per share, compared to 1H 2003 GAAP net income of $215 million or $0.38 per share. Earnings for the first half of 2004 include a $12 million reduction of income tax reserves associated with the substantial completion of the 1999/2000 U.S. federal tax audit and the impact of $106 million after-tax charges related to previously announced restructuring plans. Excluding these items, pro-forma net income for 1H 2004 was $279 million or $0.50 per share.

•	Non-GM revenue for 1H 2004 was $6.6 billion, up 23 percent from 1H 2003.

•	Operating cash flow(2) was $686 million for 1H 2004, compared to 1H 2003 cash flow of $496 million.

Q3 2004 Outlook

     Beyond the normal seasonal factors, Delphi is anticipating lower North American production levels in Q3 2004. Dawes said Q3 2004 revenue is expected to range between $6.4 billion and $6.8 billion, or close to Delphi’s 2004 break-even point. “At these lower revenue levels, we’re expecting a GAAP loss between $10 million and $40 million,” he said. “Excluding up to $20 million of after-tax restructuring expenses, we’re expecting pro-forma net income to range between a loss of $20 million to positive earnings of $10 million. Both net income ranges include the potential effect of adjusting our tax rate for the year to 15-21 percent, down from our prior guidance of 20-23 percent.”

     “We expect to continue our strong cash flow generation in Q3 with $150 million to $250 million in operating cash flow(3),” Dawes added. “Overall, we’re on track to meet our calendar year guidance of $1.4 billion in operating cash flow and $400-$500 million pro-forma net income.”

Additional Information

     Additional information concerning Delphi’s Q2 2004 results and Q3 outlook is available through the Investor Relations page of Delphi’s website at www.delphi.com, and in Delphi’s second quarter Form 10-Q, scheduled to be filed with the Securities and Exchange Commission later today. A briefing concerning second quarter results for news media representatives, institutional investors and security analysts will be held at 11:00 a.m. ET today. For the general public, the briefing will be simultaneously webcast from the Investor Relations page at www.delphi.com.

- more -

About Delphi

     For more information about Delphi, visit www.delphi.com.

(1)	Pro-forma earnings exclude the reduction of income tax reserves associated with the substantial completion of the 1999/2000 U.S. federal tax audit and after-tax charges related to previously announced restructuring plans.

(2)	Operating cash flow is internally defined as GAAP cash flow from operations as shown on our consolidated statement of cash flows less capital expenditures, plus pension contributions and cash paid for employee, product line and related charges, and changes in the sale of accounts receivable and supplier financing programs. For reconciliation of operating cash flow to GAAP cash flow from operations, refer to “Highlights” section of this press release.

(3)	As defined in Footnote 2 (above), based upon projected GAAP cash flow from operations of $105 million-$225 million.

All statements contained or incorporated in this press release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are discussed in detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and other global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; the success of our efforts to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market we operate, including customer cost reduction initiatives, potential increases in warranty costs, pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism or war and other changes in the political and regulatory environments where we do business. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

- more -

HIGHLIGHTS

Three and six months ended June 30, 2004 vs. three and six months ended June 30, 2003 comparison.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004 (a)	2003	2004 (b)	2003
	(in millions, except per share amounts)
Net sales:
General Motors and affiliates	$4,134	$4,313	$8,324	$8,868
Other customers	3,415	2,781	6,636	5,408

Total net sales	7,549	7,094	14,960	14,276
Less operating expenses:
Cost of sales, excluding items listed below	6,637	6,240	13,207	12,552
Selling, general and administrative	402	422 (c)	805	811 (c)
Depreciation and amortization	282	260	561	513
Employee and product line charges	32	—	70	—

Total operating expense	7,353	6,922	14,643	13,876

Operating income	196	172	317	400
Less: interest expense	52	45	111	90
Other income, net	5	2	13	4

Income before income taxes	149	129	219	314
Income tax expense	18	41	34	99

Net income	$131	$88	$185	$215

Gross margin	12.1%	12.0%	11.7%	12.1%
Operating income margin	2.6%	2.4%	2.1%	2.8%
Net income margin	1.7%	1.2%	1.2%	1.5%

Basic earnings per share, 561 million and 560 million shares outstanding for the three and six months ended June 30, 2004 and 2003, respectively	$0.23	$0.16	$0.33	$0.38

Diluted earnings per share, 562 million and 560 million shares outstanding for the three months and six months ended June 30, 2004 and 2003, respectively	$0.23	$0.16	$0.33	$0.38

(a)	Includes the second quarter 2004 charges of $14 million ($11 million after-tax) in cost of sales and $32 million ($26 million after-tax) in employee and product line charges (the “Second Quarter 2004 Charges”). These amounts also include a $12 million reduction of income tax reserves no longer required now that the routine U.S. federal tax audit of the 1999 and 2000 tax returns is substantially completed. Excluding these items from the results for the three months ended June 30, 2004, cost of sales would have been $6,623 million, operating income would have been $242 million, income before income taxes would have been $195 million, income tax expense would have been $39 million, net income would have been $156 million and basic and diluted earnings per share would have been $0.28.

(b)	Includes the charges for the first six months of 2004 of $66 million ($51 million after-tax) in cost of sales and $70 million ($55 million after-tax) in employee and product line charges (the “2004 Charges”). These amounts also include a $12 million reduction of income tax reserves no longer required now that the routine U.S. federal tax audit of the 1999 and 2000 tax returns is substantially completed. Excluding these items from the results for the six months ended June 30, 2004, cost of sales would have been $13,141 million, operating income would have been $453 million, income before income taxes would have been $355 million, income tax expense would have been $76 million, net income would have been $279 million and basic and diluted earnings per share would have been $0.50.

(c)	Includes $38 million ($25 million after-tax) related to legal settlement, excluding this amount, selling, general and administrative expenses for the three and six months ended June 30, 2003 would have been $384 million and $773 million, respectively.

- more -

HIGHLIGHTS

Effective January 1, 2004, we realigned our business sectors by combining the interior product lines in the Dynamics, Propulsion, Thermal & Interior Sector which were previously included in the Electrical, Electronics, Safety & Interior Sector. The realignment is designed to strengthen our customer and market focus by bringing together similar product portfolios and to enhance our position as an integrated supplier.

FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2004 AND 2003

Management reviews our sector operating results excluding the Second Quarter 2004 Charges. Accordingly, we have presented our sector results excluding such amounts.

	Three Months Ended June 30,
			2004	2003
	2004	2003	Operating	Operating
Sector	Sales	Sales	Income (a)	Income
		(in millions)
Dynamics, Propulsion, Thermal & Interior	$3,755	$3,604	$81	$134
Electrical, Electronics & Safety	3,618	3,256	316	256
Automotive Holdings Group	698	765	(134)	(158)
Other	(522)	(531)	(21)	(60	) (b)

Total	$7,549	$7,094	$242	$172	(b)

(a)	Excludes the Second Quarter 2004 Charges of $12 million for Dynamics, Propulsion, Thermal & Interior, $24 million for Electrical, Electronics & Safety, $7 million for Automotive Holdings Group and $3 million for Other.

(b)	Includes the second quarter 2003 legal settlement with a former supplier of $38 million.

FINANCIAL RESULTS FOR THE FIRST SIX MONTHS OF 2004 AND 2003

	Six Months Ended June 30,
			2004	2003
	2004	2003	Operating	Operating
Sector	Sales	Sales	Income (a)	Income
		(in millions)
Dynamics, Propulsion, Thermal & Interior	$7,455	$7,266	$153	$268
Electrical, Electronics & Safety	7,149	6,478	598	502
Automotive Holdings Group	1,424	1,587	(261)	(296)
Other	(1,068)	(1,055)	(37)	(74	) (b)

Total	$14,960	$14,276	$453	$400	(b)

(a)	Excludes the 2004 Charges of $56 million for Dynamics, Propulsion, Thermal & Interior, $44 million for Electrical, Electronics & Safety, $29 million for Automotive Holdings Group and $7 million for Other.

(b)	Includes the second quarter 2003 legal settlement with a former supplier of $38 million.

- more -

HIGHLIGHTS

LIQUIDITY AND CAPITAL RESOURCES

BALANCE SHEET DATA:
(in millions)

	June 30,		December 31,
	2004		2003
Cash and cash equivalents	$666		$880
Junior subordinated notes due to Trust I and II	412		412
Debt	2,547	(a)	2,823	(a)

Net liquidity	$(2,293	) (a)	$(2,355	) (a)

Total stockholders’ equity	$1,605	(b)	$1,570	(b)

RECONCILIATION OF NET LIQUIDITY:
(in millions)

Net liquidity at December 31, 2003		$(2,355)
Net income	$185
Depreciation and amortization	561
2004 Charges	136
Capital expenditures	(403)
Other, net	207

Operating cash flow as defined by management		686 (c)
Pension contributions		(600)
Cash paid for 2003 and 2004 Charges		(281)
Dividends		(78)
Other non-operating		335

Net liquidity at June 30, 2004		$(2,293)

(a)	Debt and net liquidity exclude sales of accounts receivable accounted for off-balance sheet.

(b)	Includes after-tax minimum pension liability adjustments to equity of $2,118 million at June 30, 2004, and December 31, 2003. Excluding these adjustments, stockholders’ equity would have been $3,723 million and $3,688 million as of June 30, 2004 and December 31, 2003, respectively.

- more -

(c)	A reconciliation to cash provided by operations as shown on our Statement of Cash Flows is as follows:

	Three Months Ended		Six Months Ended
	March 31, 2004	June 30, 2004	June 30, 2004
Net income	$54	$131	$185
Depreciation and amortization	279	282	561
Deferred income taxes	(49)	(15)	(64)
Employee and product line charges	38	32	70
Changes in operating assets and liabilities	(308)	120	(188)

Cash provided by operating activities as shown in our consolidated statements of cash flows	14	550	564
Capital expenditures	(221)	(182)	(403)
Pension contributions	—	600	600
Cash paid for 2003 and 2004 Charges	193	88	281
Increase (decrease) in supplier financing program	35	(158)	(123)
(Increase) decrease in sale of accounts receivable	196	(429)	(233)

Operating cash flow as defined by management	$217	$469	$686

	Three Months Ended		Six Months Ended
	March 31, 2003	June 30, 2003	June 30, 2003
Net income	$127	$88	$215
Depreciation and amortization	253	260	513
Deferred income taxes	3	12	15
Changes in operating assets and liabilities	(379)	11	(368)

Cash provided by operating activities as shown in our consolidated statements of cash flows	4	371	375
Capital expenditures	(221)	(241)	(462)
Pension contributions	350	250	600
Cash paid for 2003 Charges	24	—	24
Increase in sale of accounts receivable	(5)	(36)	(41)

Operating cash flow as defined by management	$152	$344	$496

- more -

CONSOLIDATED BALANCE SHEETS

	June 30,
	2004	December 31,
	(Unaudited) (a)	2003
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$666	$880
Accounts receivable, net:
General Motors and affiliates	2,463	2,326
Other customers	1,618	1,438
Retained interest in receivables, net	586	717
Inventories, net	2,077	1,996
Deferred income taxes	354	420
Prepaid expenses and other	242	269

Total current assets	8,006	8,046
Long-term assets:
Property, net	5,938	6,167
Deferred income taxes	3,963	3,835
Goodwill, net	791	776
Pension intangible assets	1,167	1,167
Other	890	913

Total assets	$20,755	$20,904

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$527	$801
Accounts payable	3,306	3,158
Accrued liabilities	1,997	2,232

Total current liabilities	5,830	6,191
Long-term liabilities:
Long-term debt	2,020	2,022
Junior subordinated notes due to Delphi Trust I and II	412	412
Pension benefits	3,545	3,574
Postretirement benefits other than pensions	5,983	5,697
Other	1,360	1,438

Total liabilities	19,150	19,334

Stockholders’ equity:
Common stock, $0.01 par value, 1,350 million shares authorized, 565 million shares issued in 2004 and 2003	6	6
Additional paid-in capital	2,660	2,667
Retained earnings	1,348	1,241
Minimum pension liability	(2,118)	(2,118)
Accumulated other comprehensive loss, excluding minimum pension liability	(230)	(151)
Treasury stock, at cost (3.8 million and 4.7 million shares in 2004 and 2003, respectively)	(61)	(75)

Total stockholders’ equity	1,605	1,570

Total liabilities and stockholders’ equity	$20,755	$20,904

(a)	Prepared in accordance with accounting principles generally accepted in the United States of America, on an unaudited basis.

- more -

CONSOLIDATED STATEMENTS OF CASH FLOWS (a)

	Six Months Ended
	June 30,
	2004	2003
	(in millions)
Cash flows from operating activities:
Net income	$185	$215
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	561	513
Deferred income taxes	(64)	15
Employee and product line charges	70	—
Changes in operating assets and liabilities:
Accounts receivable and retained interests in receivables, net	(186)	(445)
Inventories, net	(84)	(68)
Prepaid expenses and other	66	(13)
Accounts payable	148	206
Employee and product line charge obligations	(215)	(24)
Accrued and other long-term liabilities	114	(27)
Other	(31)	3

Net cash provided by operating activities	564	375

Cash flows from investing activities:
Capital expenditures	(403)	(462)
Other	—	23

Net cash used in investing activities	(403)	(439)

Cash flows from financing activities:
Repayment of debt securities	(500)	—
Net proceeds from (repayments of) borrowings under credit facilities and other debt	231	(171)
Dividend payments	(78)	(79)
Issuances of treasury stock	2	1
Other	(16)	—

Net cash used in financing activities	(361)	(249)

Effect of exchange rate fluctuations on cash and cash equivalents	(14)	29

Decrease in cash and cash equivalents	(214)	(284)
Cash and cash equivalents at beginning of period	880	1,014

Cash and cash equivalents at end of period	$666	$730

(a)	Prepared in accordance with accounting principles generally accepted in the United States of America, on an unaudited basis.

# # #